Exhibit 2
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company.
IN THE GRAND COURT OF THE CAYMAN ISLANDS
CAUSE NO: 143 OF 2007

IN THE MATTER OF
TOM ONLINE INC.
AND IN THE MATTER OF
SECTION 86 OF THE COMPANIES LAW, CAP. 22 (LAW 3 OF 1961)
AS CONSOLIDATED AND REVISED OF THE CAYMAN ISLANDS

NOTICE OF COURT MEETING

     NOTICE IS HEREBY GIVEN that, by an order dated 26 April 2007 (the “Order”) made in the above matter, the Grand Court of the Cayman Islands (the “Court”) has directed a meeting (the “Meeting”) to be convened of the holders of shares of HK$0.01 each in the capital of TOM Online Inc. (the “Company”) other than those of such shares legally and/or beneficially owned by TOM, Cranwood, Handel, Schumann and Devine Gem (as defined in the Scheme hereinafter mentioned) for the purpose of considering and, if thought fit, approving, with or without modification, a scheme of arrangement (the “Scheme”) proposed to be made between the Company and the holders of Scheme Shares (as defined in the Scheme), and that the Meeting will be held at the Conference Room, Regus Conference Centre, 35th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong on 8 June 2007, at 3:00 p.m. (Hong Kong time) at which place and time all such holders of shares of HK$0.01 each in the capital of the Company are requested to attend.
     A copy of the Scheme and a copy of an explanatory memorandum explaining the effect of the Scheme are incorporated in the composite document being despatched to, among others, the above-mentioned holders of shares of HK$0.01 each in the capital of the Company. A copy of the said composite document can also be obtained by the above-mentioned holders of shares of HK$0.01 each in the capital of the Company from the Company’s share registrar in Hong Kong, being Computershare Hong Kong Investor Services Limited of Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.
     The above-mentioned holders of shares of HK$0.01 each in the capital of the Company may vote in person at the Meeting or they may appoint one or more proxies, whether a member of the Company or not, to attend and vote in their stead. A pink form of proxy for use at the Meeting is enclosed with the above-mentioned composite document being despatched to, among others, the above-mentioned holders of shares of HK$0.01 each in the capital of the Company.

     In the case of joint holders of a share, the vote of the most senior holder who tenders a vote, whether personally or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s), and, for this purpose, seniority will be determined by the order in which the names of the joint holders stand in the register of members of the Company in respect of the relevant joint holding.
     It is requested that forms appointing proxies be lodged, by hand or by post, with Computershare Hong Kong Investor Services Limited, the share registrar of the Company in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong or by facsimile at (852) 2865 0990 (marked for the attention of “the Company Secretary”) not less than 48 hours before the time appointed for the Meeting, but if forms are not so lodged they may be handed to the chairman of the Meeting at the Meeting.
     By the Order, the Court has appointed Kwong Che Keung, Gordon, an independent non-executive director of the Company, or, failing him, Lo Ka Shui, also an independent non-executive director of the Company, or, failing him, any other person who is a director of the Company as at the date of the Order to act as the chairman of the Meeting, and has directed the chairman of the Meeting to report the results thereof to the Court.
     The Scheme will be subject to a subsequent application seeking the sanction of the Court.
Dated 30 April 2007

Maples and Calder
P.O. Box 309GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands
Attorneys-at-Law for the Company
As at the date hereof, the directors of the Company are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong
Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua
Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui
Ms. Elaine Feng
Mr. Fan Tai	Alternate Director:
Mrs. Susan Chow
(Alternate to Mr. Frank Sixt)
This announcement, for which the directors of the Company collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited for the purpose of giving information with regard to the Company. The directors of the Company, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief:— (i) the information contained in this announcement is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.
This announcement will remain on the GEM website at www.hkgem.com on the “Latest Company Announcements” page for at least 7 days from the date of its posting and on the website of the Company at www.tom.com.